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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made effective as of December 18, 2002 ("Effective Date"), by and between China Hospitals, Inc. ("Company"), and Frank Hu, an individual ("Employee").

RECITALS

        A.    The Company desires to appoint Employee as its Chairman of the Board ("Chairman") and Chief Executive Officer ("CEO"), in order to retain Employee's experience, skills, abilities, background and knowledge and is, therefore, willing to engage his services upon the terms herein contained.

        B.    Employee desires to accept the appointment as Chairman and CEO of the Company and is willing to do so upon the terms herein contained.

        NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the Parties agree as follows:

        1.    Term as Chairman and CEO.    Effective from and after the Effective Date, Employee shall serve as the Company's Chairman and CEO, and shall fulfill his duties and responsibilities in accordance with the Bylaws of Company and Delaware law. Employee's term (the "Term") shall terminate as of the date Employee is terminated by the Company or resigns as an employee of Company.

        2.    Compensation.    Employee shall be compensated as follows:

          2.1    Fees.    Employee shall receive a salary of $280,000 per year (the "Fees") commencing immediately on the closing of a minimum offering of at least $777,777 in a private placement of the Company's common stock.

          2.2    Performance Bonus.    In addition to the Fees, for the Company's fiscal year ending December 31, 2004 and for each subsequent fiscal year under the Term, Employee shall be eligible to receive a bonus of up to one-half of Employee's salary based upon criteria to be determined by the Compensation Committee of the Company's Board of Directors.

          2.3    Benefits.    During the Term, Employee shall be entitled to four weeks of paid vacation per year, seven paid holidays per year and three paid sick days per year. Additionally, Employee shall receive medical and other benefits provided to management-level employees of the Company pursuant to the terms of the Company's benefit plan on the earlier to occur of (i) January 1, 2005 or (ii) the completion of an Initial Public Offering of the Company (the "Benefit Commencement Date"). In the event the Company does not have a benefit plan in place for management-level employees on the Benefit Commencement Date, the Company will reimburse Employee for 75% of Employee's cost for reasonable benefits until such time as a benefit plan is established.

        3.    Reimbursement.    All business expenses reasonably incurred by Employee in promoting the business of the Company including, but not limited to, expenditures for travel, lodging, entertainment, telephone, office expense and personnel, are to be reimbursed to Employee by the Company, in accordance with policies in effect that apply to the officers of the Company.    In the case of meetings in person Employee shall be reimbursed for all travel and other direct expenses incurred to attend the meetings, as approved from time to time by the majority of the board of directors.

          3.1    Expense Account Book.    With respect to reimbursement of such expenses, Employee shall keep an account book in which Employee shall record at or near the time that each expenditure is made, the following:

            3.1.1    The amount of the expenditure;

            3.1.2    The time and place of the expenditure;

            3.1.3    The business reason, if any, for the expenditure and the nature of the business benefit, if any, derived or expected to be derived as a result of the expenditure; and

            3.1.4    The names, occupations, addresses and other information concerning each person upon whom monies were expended, if applicable, sufficient to establish business relationships to the Company.

          3.2    Other Documentation and Reimbursement.    Additionally, Employee shall provide documentary evidence which states sufficient information to establish the amount, date, place and essential character of the expenditure, for those expenditures exceeding $100, except for transportation charges, if not readily available. The foregoing account book and documentation evidence shall be delivered to the Company on the last day of each month. The Company shall reimburse Employee for all such expenses within ten days after receipt of the account book and documentary evidence.

        4.    At Will Employment.    Employee is an "at will" employee and may be terminated by the Company for any reason or no reason at all. Employee may quit at any time for any reason or no reason at all.

        5.    Proprietary Information Restrictions.    During the term of this Agreement, Employee will have access to certain "Proprietary Information" (defined below). Employee shall not during the term of his engagement, or at any time thereafter, disclose any such Proprietary Information, directly or indirectly, or use such Proprietary Information in any way, except as required in the course of Employee's engagement with Company. All Proprietary Information, which Employee shall prepare, use, or come into contact with, shall be and remain the sole property of Company. For purposes of this Agreement, "Proprietary Information" shall mean all information proprietary and confidential to Company and shall include, but shall not be limited to, confidential records, customer lists, customer leads or lead sources, files, pricing information, marketing ads or strategies, equipment, quotation guides, outstanding quotations, books, records, manuals, training materials, calling or business cards, correspondence, files, contracts, orders, messages, memoranda, notes, circulars, agreements, bulletins, invoices, receipts, or any other confidential papers or information concerning Company, its customers or potential customers. Notwithstanding a termination of this Agreement or of Employee's engagement with Company, the terms of this Section 5 shall survive the termination of this Agreement and Employee's engagement with Company and shall thereafter remain of full force and effect.

        6.    Indemnification.    Company agrees to indemnify, defend and hold harmless Employee against any and all claims, disputes or actions arising from out of or in connection with the business of Company.

        7.    Miscellaneous.

          7.1    Binding Effect.    This Agreement shall be binding upon all of the Parties and their executors, administrators, representatives, permitted assigns and other successors.

          7.2    Construction and Law.    This Agreement shall not be construed against the party preparing it, but shall be construed as if both Parties prepared this Agreement and in accordance with the laws of the State of California.

          7.3    Attorneys' Fees.    Should suit be brought to enforce or interpret any part of this Agreement, the "prevailing party" shall be entitled to recover, as an element of costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court, including all costs and expenses of any appellate court proceedings. The "prevailing party" shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgement. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for the purposes of determining if a party is entitled to recover costs or attorneys' fees.

          7.4    Duplicate Originals.    This Agreement may be fully executed in several duplicate originals and all such fully executed duplicates shall constitute one and the same Agreement, binding on all of the parties hereof.

          7.5    Captions, Gender and Number.    The title or paragraph headings of the various provisions of this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit or modify or otherwise be used in the interpretation of any of said provisions. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to include the other whenever the context so indicates or requires.

          7.6    Severability.    If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of the Agreement as a whole.

          7.7    Further Assurances.    Each party agrees to timely perform any further acts and execute and deliver all documents, including documents relating to government approvals, which may be reasonably necessary to carry out the provisions and purposes of this Agreement.

          7.8    Notices.    Any written notice or communication shall be personally delivered, facsimiled, telexed or electronically mailed or sent by overnight courier service or certified or registered mail, postage prepaid, return receipt requested, to the other party at the applicable address on file with the Company or at such other address as any party shall designate in a written notice to the other parties given in accordance with the provisions of this paragraph. If served personally, service shall be deemed conclusively to occur at the time of service. If served by telex, facsimile, electronic mail, or overnight courier service, service shall be deemed conclusively to occur on the earlier of (i) actual delivery to the authorized address (but if delivered on a holiday or weekend, then on the following non-holiday weekday), or (ii) the next non-holiday weekday that is twenty-four (24) hours after communication provided the transmission has been independently verified to have occurred or twenty-four (24) hours after deposit with the courier service, if earlier. If served by certified mail, service shall be deemed conclusively to occur seventy-two (72) hours after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given, as provided below. If served by international courier delivery service, service shall be deemed conclusively to occur no later than the next non-holiday weekday that is ninety-six (96) hours after deposit with the international courier service. The parties may change their addresses for the receipt of notices under this Agreement by notifying all parties of the new address in the same manner, within the same time periods and at the same addresses as set forth above. Upon the giving of such notice of a party's new address, the new address shall prevail for all subsequent notices under this Agreement until later changed in the same manner.

          7.9    Written Amendments.    No amendment or addition to, or modification of, any provision contained in this Agreement shall be effective unless fully set forth in writing by all of the Parties hereto.

          7.10    Entire Agreement.    This Agreement, together with its exhibits, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

          7.11    Non-waiver.    Except as specifically provided otherwise herein, any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of any other provision of this Agreement, and the failure by either party to exercise any right under this Agreement shall not be deemed to be a waiver of such right.

          7.12    Authorization.    Each corporate signatory hereto hereby represents that it is a duly authorized officer or agent of its representing corporation and has the authority to enter into this Agreement.

          7.13    Counterparts.    This Agreement (or any telephonic facsimile thereof) may be executed in more than one counterpart and all such counterparts when taken together shall constitute a complete Agreement, binding on all of the parties hereto.

          7.14    Assignment.    Neither party may assign this Agreement without the prior written consent of the other.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:	China Hospital, Inc., a Delaware corporation
/s/ FRANK HU By: Frank Hu Its: Chairman and CEO
EMPLOYEE:	/s/ FRANK HU Frank Hu

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Exhibit 10.1
EMPLOYMENT AGREEMENT